EXHIBIT 10.1
Surrender and Conversion Agreement

SURRENDER AND CONVERSION AGREEMENT

THIS AGREEMENT is dated as of this 4th day of December, 2007, Michael Cowpland (the “Lender”), and ZIM Corporation (the “Company”), and relates to separate advances made by the lender against a Line of Credit (the “LOC”) with the Company dated as at the dates shown in Schedule A hereto, in the aggregate principal amount of $100,000.00, with interest thereupon as shown in Schedule A hereto.

FOR VALUABLE CONSIDERATION (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), the parties agree as follows:

1.
The Lender hereby agrees to surrender the amounts owing on the LOC in consideration for the Company’s issuance to the Lender of ● Common Shares in the capital of the Company (the “Shares”) and one Common Share purchase warrant for each Share issued the “Warrants”). The Warrants will be priced at the same price as the shares issued and will expire 15 months from the date of issue.

2.
Upon the issuance of the Shares and warrants, the amounts owing as of the date of this agreement shall be forever cancelled and terminated, and the Lender hereby forever releases the Company from and against any liability whatsoever for any obligations previously evidenced thereby.

ALL OF WHICH IS HEREBY AGREED as of the date set forth above.

ZIM CORPORATION		Michael Cowpland
By:		/s/ Michael Cowpland
	Name:	Name: Michael Cowpland
	Title:	Title:

Schedule A

Indebtedness

Lender	Date	Principal Amount (CDN$)	Interest (CDN$)	Total (CDN$)

Michael Cowpland
	31-Jan-07	50,000.00	3,298.63	53,298.63
	06-Nov-07	50,000.00	306.85	50,306.85

		100,000.00	3,605.48	103,605.48